Exhibit 99.1

PRESS RELEASE

Dated: April 20, 2007

FOR IMMEDIATE DISTRIBUTION

CONTACT:     Ronald E. Baron

Senior Vice President and Chief Financial Officer
Voice: 434-292-8100 E-mail: Ron.Baron@cbtva.com

Citizens Bancorp of Virginia Reports First Quarter 2007 Earnings

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, reported first quarter earnings for 2007 of $809 thousand or $0.33 per share, compared to the first quarter of 2006 when earnings of $781 thousand or $0.32 per share were reported, an increase of 3.6% over 2006. Assets at March 31, 2007 were $281.8 million, an increase of $832 thousand compared to $280.9 million at December 31, 2006, a 0.3% increase. The current level of short-term interest rates continued to create some interest margin compression in the first quarter of 2007 primarily as a result of certificates of deposit renewing at higher rates; however, the impact was minimal on the net interest margin. For the three months ended March 31, 2007, the net interest margin was 4.29% which is one basis point less than the 4.30% margin for the first quarter of 2006. The Company’s return on average assets for the first quarter of 2007 was 1.17%, an increase from 1.15% for the same period in 2006. The return on average stockholders’ equity for the first three months of 2007 was 9.25%, a decrease of 5 basis points from 9.30% for the same period in 2006.

Interest and dividend income for the first quarter of 2007 increased to $4.2 million, up $358 thousand as compared to $3.8 million for the same period in 2006. Average balances for earning assets were $255.2 million for the first three months of 2007 which was $2.9 million higher than the average earning assets for the same period in 2006. Higher short-term interest rates contributed to raising the earning assets yield to 6.77% for the first quarter of 2007 or 49 basis points greater than the yield of 6.28% for the same period in 2006. The earning assets results for the first quarter of 2007 and 2006 were due to the increase in average loan yields of 64 basis points in 2007 as compared to 2006, meanwhile average loan balances were $202.1 million for the 2007 period or $2.2 million less than the same quarter in 2006. Interest expense on deposit accounts and borrowed funds totaled $1.6 million for the first three months of 2007, an increase of $334 thousand from the same period in 2006. Average balances on deposit accounts and borrowed funds amounted to $242.6 million for the first quarter of 2007, which is $3.1 million greater than the average balance of $239.5 million for the same quarter in 2006. The cost of funds for the first three months of 2007 was

2.61%, which is an increase of 53 basis points from 2.08% for the same period in 2006. Non-interest bearing demand deposit average balances for this period of 2007 was $1.3 million greater than compared to the first quarter of 2006. The net interest spread and net interest margin for the first quarter of 2007 was 3.71% and 4.29%, respectively, as compared to 3.85% and 4.30%, respectively for the same quarter of 2006.

Non-interest income for the first quarter of 2007 was $540 thousand or $48 thousand greater than the same period in 2006. The year-over-year first quarter increase in non-interest income was 9.6%. All categories, with the exception of deposit account fees, increased in 2007 over the same period in 2006; deposit account fees declined $27 thousand in 2007 as compared to 2006 due to lower overdraft volumes and the charge-off of delinquent checking accounts which results in the reversal of overdraft fees. Gains from loan sales to the secondary market increased $22 thousand in the first quarter of 2007 to $36 thousand as compared to $14 thousand for the same period of 2006, representing a 149% year-over-year increase. Other areas showing increases in the first quarter of 2007 as compared to the same period in 2006 includes ATM fees and fees earned from the sale of annuities and other non-deposit investment products.

Non-interest expenses during the first quarter of 2007 were $2.0 million or an increase of only 1.8% or $36 thousand from the same period in 2006. The addition of the Bank’s eleventh banking office in South Hill, Virginia is adding to the first quarter expenses in 2007, with additional personnel, occupancy and services costs; however, management’s cost containment and reduction efforts are a major reason why year-over-year expenses have shown so little growth.

President and Chief Executive Officer Joseph D. Borgerding stated, “Management is very pleased in the Bank’s execution of its strategic plan which focuses on steady and profitable balance sheet growth,” he continued, “Income performance remains strong even with the added expenses of the newest banking office in South Hill.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	March 31,	December 31,
	2007	2006
Assets	(Unaudited)

Cash and due from banks	$ 7,798	$ 8,318
Interest-bearing deposits in banks	345	653
Federal funds sold	5,462	4,114
Securities available for sale, at fair market value	47,868	51,078
Restricted securities	631	632
Loans, net of allowance for loan losses of $1,912
and $1,935	201,967	198,234
Premises and equipment, net	8,007	8,033
Accrued interest receivable	1,650	1,820
Other assets	8,019	8,033

Total assets	$ 281,747	$ 280,915

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 37,503	$ 38,085
Interest-bearing	201,194	201,258
Total deposits	$ 238,697	$ 239,343
Short term borrowings	4,947	4,369
Accrued interest payable	1,477	1,374
Accrued expenses and other liabilities	1,099	772
Total liabilities	$ 246,220	$ 245,858

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,440,750	1,220	1,220
Additional paid-in capital	49	49
Retained earnings	35,073	34,654
Accumulated other comprehensive income (loss), net	(815)	(866)
Total stockholders' equity	$ 35,527	$ 35,057

Total liabilities and stockholders' equity	$ 281,747	$ 280,915

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Interest and Dividend Income
Loans, including fees	3,632	3,352
Investment securities	528	482
Federal Funds sold	35	6
Other	5	2
Total interest and dividend income	4,200	3,842

Interest Expense
Deposits	1,515	1,175
Short term borrowings	46	52
Total interest expense	1,561	1,227

Net interest income	2,639	2,615

Provision (recovery) for loan losses	0	15

Net interest income after provision
for loan losses	2,639	2,600

Non-interest Income
Service charges on deposit accounts	283	310
Net gain on sales of securities	-	-
Net gain on sales of loans	36	14
Net gain (loss) on sale of OREO	-	-
Income from bank owned life ins.	64	61
Other	157	108
Total non-interest income	540	493

Non-interest Expense
Salaries and employee benefits	1,216	1,169
Net occupancy expense	127	120
Equipment expense	164	182
Other	538	538
Total non-interest expense	2,045	2,009

Income before income taxes	1,134	1,084

Income taxes	325	303

Net income	809	781

Earnings per share, basic & diluted	0.33	0.32
Weighted average shares
outstanding	2,440,750	2,440,750
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